MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

                PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB2 of Steele Recording Corporation, of our report dated June 8, 2007 on our audit of the financial statements of Steele Recording Corporation as of April 30, 2007, and the related statements of operations, stockholders’ equity and cash flows from inception Febuary12, 2007 through April 30, 2007 and for the period then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

June 18, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501